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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2004

GB&T BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	000-24203 (Commission File No.)	58-2400756 (IRS Employer Identification No.)
500 Jesse Jewell Parkway, S.E., Gainesville, Georgia		30501
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (770) 532-1212

(Former Name or Former Address, if Changed Since Last Report)

Item 12. Results of Operations and Financial Condition.

        On January 26, 2004, GB&T Bancshares, Inc. issued a press release reporting its financial results for the fourth quarter and fiscal year ended December 31, 2003. A copy of the press release is hereby furnished as Exhibit 99.1 and incorporated herein by reference.

        The attached press release includes a presentation of earnings (and earnings per share), excluding certain unusual items, for each of fiscal year 2003 and 2002. Such measures are not measures of financial performance under GAAP and should not be considered as alternatives to net earnings (and earnings per share) as computed under GAAP for the applicable period. The Company considers net earnings (and earnings per share) to be the most comparable GAAP measure and has presented reconciling information in the first paragraph of the press release.

        The non-GAAP measures described above exclude a loss associated with the sale of an acquired bank's headquarters building in the second quarter of 2003 and a gain from the sale of a minority interest in a de novo bank in the fourth quarter of 2002. Management uses earnings measures adjusted to exclude such charges as part of its evaluation of the performance of the Company. Further, the Company believes these measures provide useful information to investors because the expenses that are excluded relate to events that resulted in a significant impact during the particular fiscal year or fiscal quarter and will recur only in varied amounts and with unpredictable frequency. In particular, as a result of our growth strategy, charges such as the loss on the sale of the acquired bank's headquarters may occur in the future, but will vary in size and frequency.

        The information set forth under this Item 12 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GB&T BANCSHARES, INC. (Registrant)
Dated: January 29, 2004	By:	/s/ RICHARD A. HUNT Richard A. Hunt, President and Chief Executive Officer

EXHIBIT INDEX

99.1
Press Release of GB&T Bancshares, Inc. issued January 26, 2004.

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  Item 12. Results of Operations and Financial Condition.
SIGNATURES
EXHIBIT INDEX